Exhibit 99.1

CONTACT: Kenneth W. Locke, Ph.D. Chief Business Officer MediciNova, Inc. Phone: 858-373-1200 E-mail: locke@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces the Acquisition of Two Novel Antithrombotic

Agents from Meiji Seika Kaisha, Ltd.

New Mechanisms of Action Against Blood Clot Formation

Demonstrated in Preclinical Studies

SAN DIEGO, Calif. – October 31, 2006 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced the acquisition of two novel small molecule cardiovascular agents from Meiji Seika Kaisha, Ltd. (Tokyo, Japan). MN-447 and MN-462 are antithrombic (anti-clotting) agents that represent novel approaches to blood clot formation and lysis, respectively, and are expected to treat a variety of thrombotic disorders.

“MN-447 and MN-462 represent potentially important new interventions to treat thrombosis-related cardiovascular diseases, and commercially valuable additions to MediciNova’s advancing portfolio of product candidates,” said Yuichi Iwaki, M.D., Ph.D., Executive Chairman and CEO of MediciNova, Inc. “ MediciNova’s portfolio of product candidates today includes eight drugs under clinical evaluation in ten therapeutic indications at stages ranging from preclinical development to Phase III clinical testing. MediciNova continues to execute its business strategy to in-license and develop differentiated, high quality assets with broad intellectual property rights and large commercial potential through alliances with Japanese pharmaceutical partners.”

MN-447 is a novel cardioprotective, anti-platelet agent that acts as a potent dual antagonist of glycoprotein (GP) IIbIIIa and integrin alpha-v-beta-3 (avb3) receptors that play key roles in blood clot formation and various cell behaviors and functions such as leukocyte adhesion. MN-447 acts downstream by inhibiting the final common pathway of platelet aggregation - the cross-linking of platelets via fibrinogen bridges to GP IIbIIIa receptors. Inhibition of integrin (avb3) receptors has been linked to an inhibition of leukocyte adhesion to endothelium (the layer of cells lining blood vessels), reduction of hyperplasia (abnormal cellular proliferation) and lumen stenosis (blood vessel constriction) in response to vascular injury. In animal models of myocardial infarction and unstable angina, the dual inhibitory activity of MN-447 produced superior cardioprotective efficacy, such as reduction in infarct size after reperfusion (restoration of blood flow), compared to inhibition of the GP IIbIIIa receptor alone and showed a low risk of bleeding.

MN-462 is a selective inhibitor of a key enzyme in the intrinsic antifibrinolytic mechanism, plasma carboxypeptidase B (CPB; also called activated thrombin-activatable fibrinolysis inhibitor (TAFIa)), which inhibits physiological fibrinolysis (the lysis or dissolving of blood clots). By enhancing intrinsic fibrinolysis through plasma CPB inhibition, MN-462 has the potential to both reduce and prevent thrombus or blood clot formation as well as to dissolve formed thrombus, and consequently, represents a novel approach to treating various thrombotic disorders. In preclinical studies, MN-462 has demonstrated significant fibrinolytic-enhancing and anti-thrombotic activities as monotherapy in several thrombosis models, as well as activities when used as an adjunct to fibrinolytics such as tissue plasminogen activator (t-PA). The effect of MN-462 in enhancing the intrinsic fibrinolytic process has also been observed to result in a low risk of bleeding.

Despite advances in the treatment of cardiovascular disease (CVD), we believe there remains an unmet medical need for safe and effective treatments for conditions that include acute coronary syndrome, myocardial infarction, peripheral arterial disease and percutaneous coronary interventions. Given the high mortality and morbidity rates associated with CVD, we believe there is an urgent need for more targeted therapies that can intervene in known molecular pathways and minimize damage to the heart and related tissues. CVD remains the leading cause of death in the U.S. for both men and women among all racial and ethnic groups. Approximately one million Americans die of CVD each year, constituting 42% of all deaths. Heart disease is the leading cause of death for all Americans age 35 and older. One out of every four Americans has CVD; heart disease and stroke account for almost six million hospitalizations each year and cause disability for almost 10 million Americans age 65 years and older.

MediciNova acquired a license to MN-447 and MN-462 from Meiji Seika Kaisha, Ltd. for global markets, with the exception of Japan and other selected Asian countries (Bangladesh, Brunei, Cambodia, People’s Republic of China, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam). The data acquired from Meiji Seika Kaisha, Ltd. includes extensive preclinical efficacy and safety data. Terms of the licensing agreements are not disclosed.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, status asthmaticus, preterm labor, cancer, urinary incontinence and thrombotic disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding clinical trials supporting efficacy of one of our product candidates as well as the potential novelty of that candidate as a treatment for disease. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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